Capital Bancorp Reports Second Quarter 2020 Net Income of $4.8 million

•	Record 64% growth in OpenSky® Credit Cards accounts drove a $47.2 million increase in noninterest bearing secured credit card deposits

•	Record Mortgage Loan Originations of $315.2 million and record Mortgage Banking Revenue of $10.1 million

•	Increase in Net Income Supported by Business Diversification

•	Robust Common Equity Tier 1 capital ratio of 12.39%

•	Credit provisions increased the ratio of the allowance for loan losses ("ALLL") to total loans to 1.30%, or 1.54% excluding Small Business Administration Payroll Protection Program ("PPP") loans
Rockville, Maryland, July 23, 2020 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $4.8 million, or $0.34 per diluted share, for the second quarter of 2020. By comparison, net income was $4.0 million, or $0.29 per diluted share, for the second quarter of 2019. Return on average assets was 1.19% for the second quarter of 2020, compared to 1.39% for the same period in 2019, and return on average equity was 13.70% for the second quarter of 2020, compared to 13.23% for the same period in 2019. Included in net income was a provision for loan losses of $3.3 million, attributable to factors related to COVID-19.

"Our diversified earnings model and entrepreneurial and technology-enabled culture continues to be a source of strength in these difficult times," said Ed Barry, CEO of Capital Bancorp. "We moved quickly to take advantage of market opportunities and dramatically increase OpenSky® card growth and mortgage originations while supporting our borrowers and the community with loan deferrals and PPP loans. We are carefully monitoring credit quality while assisting borrowers affected by the disruption in the economy. While we are optimistic, we also acknowledge the elevated uncertainty in the market. Our loan loss provision reflects our prudent business practices and is supported by our strong core earnings."

Second Quarter 2020 Highlights

•
Record Number of OpenSky® Credit Card Accounts Opened - At June 30, 2020, the Bank had 401 thousand OpenSky® credit card accounts. Growth was driven by a record 172 thousand new quarterly originations, as we launched several new marketing efforts in response to COVID-19 related changes in the competitive landscape. Card balances, which typically lag new card production, increased to $54.7 million from $41.9 million in the second quarter of 2019, while the related deposit account balances increased 64 percent to $131.9 million.

•
Record Mortgage Originations and Revenues - In the second quarter of 2020, a record $315.2 million of mortgage loans were originated for sale, compared to $134.4 million in the second quarter of 2019. Mortgage banking revenue for the second quarter of 2020 was a record $10.1 million compared to $3.7 million for the same period in 2019. Mortgage banking revenue benefited from higher levels of refinancing and recent strategic hires that enhanced our mortgage banking platform, including our expansion to the Eastern Shore of Maryland.

•
Net Income Supported by Business Diversification - In the second quarter of 2020, net income increased 18.4 percent to $4.8 million from $4.0 million in the second quarter of 2019, despite a $2.6 million increase in the provision for loan losses. Our strong operating results continue to demonstrate the benefits of our diversified business model.

•
COVID-19 Related Deferrals - Through June 30, 2020, the Bank has granted requests for modifications on 204 loans, excluding credit cards, with $144.0 million in principal balances outstanding, which represents 10.0% of total loans.

Of the modifications granted, 11.9% were interest-only deferrals based on balances outstanding, 85.7% were 60 to 90 day principal and interest deferrals, and 2.4% were other types of deferrals.

Loan Modifications (1)
(dollars in thousands)			Deferred Loans
Sector	Total Loans Outstanding June 30, 2020	Balances with SBA 7(a) Guarantees (2)	Balance	# of Loans Deferred	PPP Loans Extended to Deferred Borrowers
Accommodation & Food Services	$83.9	$8.4	$42.6	36	$6.5
Real Estate and Rental Leasing	527.9	0.5	45.6	67	0.2
Other Services Including Private Households	193.8	0.6	17.3	36	0.2
Educational Services	20.4	0.6	9.8	6	0.6
Construction	220.4	3.6	4.2	6	2.4
Professional, Scientific, and Technical Services	88.4	1.8	5.0	11	0.3
Arts, Entertainment & Recreation	14.9	1.1	5.0	9	1.0
Retail Trade	25.5	0.8	3.0	8	—
Healthcare & Social Assistance	77.2	1.4	4.7	11	0.2
Wholesale Trade	13.0	2.5	0.9	1	—
All other (1)	175.7	6.0	5.9	13	1.5
Total	$1,441.1	$27.3	$144.0	204	$12.9
_______________
(1)Excludes modifications and deferrals made for our OpenSky secured card customers.
(2)Under the CARES Act, existing loans guaranteed by the SBA qualify for the payments to be made by the SBA for a period of six months.

•
Balance Sheet Supported By Robust Capital Ratios and Prudent Reserves - As of June 30, 2020, the Company reported a common equity tier 1 capital ratio of 12.39% and ALLL to total loans of 1.30%, or 1.54% excluding PPP loans. The Bank is well-capitalized and has taken measures to navigate COVID-19 related disruptions, including taking prudent loan loss provisions and maintaining higher-than-normal levels of liquidity on the balance sheet.

•
Stabilizing Core Net Interest Margin - Net interest margin ("NIM") decreased 107 basis points to 4.72% for the three months ended June 30, 2020 from 5.79% for the year earlier period. The decline in NIM was driven by a decline in interest rates and rapid growth of PPP loans. Adjusting for the impact of credit cards and PPP, second quarter 2020 core NIM was 3.96%, down 41 basis points from 4.37% in the prior year. Compared to March 30, 2020, the NIM excluding secured credit cards and PPP loans has remained steady at 3.96%. The Bank experienced a 77 basis point decline in asset yields, which was partially offset by a 35 basis point decline in the cost of interest bearing deposits combined with the effects of a $170 million increase in average noninterest bearing deposits.

•
SBA Paycheck Protection Program - The Bank originated 1,220 PPP loans (612 to non-customers) having outstanding balances totaling $236.3 million at June 30, 2020 to new and existing customers, generating $8.1 million in fees to be recognized over the life of these loans. Existing customers received $113.0 million of these PPP loans, and new customers received $123.3 million of these PPP loans. Each new customer that received a PPP loan opened an account with the Bank. The Bank is currently working with its PPP loan recipients to facilitate various forms of loan-forgiveness in order to ensure compliance with SBA-mandated requirements.

•
Stable Asset Quality - Non-performing assets remained flat at $9.2 million at both June 30, 2020 and March 31, 2020. Non-performing assets as a percentage of total assets decreased to 0.50% at June 30, 2020 compared to 0.61% at March 31, 2020 primarily due to the Bank's increase in total assets. Non-performing assets as a percentage of total assets, excluding PPP loans, was 0.58%.

•
Loan Growth Supported by PPP Activities - For the quarter ended June 30, 2020, total loans increased by $253.3 million, or 21.3 percent, to $1.44 billion compared to $1.19 billion at March 31, 2020. In addition to the increase of $236.3 million of PPP loans, commercial real estate loans increased by $3.5 million, or 1.0 percent, construction real estate loans increased by $8.9 million, or 4.4 percent, secured credit cards balances increased by $12.9 million, or 30.7 percent, while non-PPP commercial and industrial loans declined by $8.9 million, or 5.9 percent.

•
Growth of Noninterest Bearing Deposits and Reduced Costs of Interest Bearing Liabilities - Noninterest bearing deposits increased by $200.6 million, or 55.2 percent, during the quarter ended June 30, 2020. This growth was primarily driven by PPP loan activity, an increase of $47.2 million in secured credit card deposits, and the Company's ongoing strategic initiative to improve the deposit portfolio mix by decreasing reliance on wholesale, internet and other non-core time deposits. The cost of interest bearing liabilities decreased from 1.73% to 1.38% as we moved to reduce rates in line with the market.

•
Capitalized on Market Disruption to Attract Talent - Hired a team of seven commercial sales associates from a recently-merged competitor. Hired a mortgage banking team in the first quarter to facilitate mortgage production in an adjacent market.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarter Ended			Six Months Ended
	June 30,			June 30,
(dollars in thousands except per share data)	2020	2019	% Change	2020	2019	% Change
Earnings Summary
Interest income	$22,000	$20,289	8.4%	$43,744	$38,607	13.3%
Interest expense	3,376	3,758	(10.2)%	7,433	7,332	1.4%
Net interest income	18,624	16,531	12.7%	36,311	31,275	16.1%
Provision for loan losses	3,300	677	387.4%	5,709	798	615.4%
Noninterest income	13,825	5,927	133.3%	20,404	10,019	103.7%
Noninterest expense	22,630	16,210	39.6%	40,472	30,540	32.5%
Income before income taxes	6,519	5,571	17.0%	10,534	9,956	5.8%
Income tax expense	1,759	1,548	13.6%	2,839	2,614	8.6%
Net income	$4,760	$4,023	18.3%	$7,695	$7,342	4.8%

Weighted average common shares - Basic	13,817	13,719	0.7%	13,847	13,708	1.0%
Weighted average common shares - Diluted	13,817	13,914	(0.7)%	13,877	13,888	(0.1)%
Earnings per share - Basic	$0.34	$0.30	13.6%	$0.56	$0.54	3.7%
Earnings per share - Diluted	$0.34	$0.29	19.1%	$0.55	$0.53	3.8%
Return on average assets (1)	1.19%	1.39%	(14.4)%	1.03%	1.30%	(20.8)%
Return on average assets, excluding impact of PPP loans(1) (2)	1.04%	1.39%	(25.2)%	0.95%	1.30%	(26.9)%
Return on average equity	13.70%	13.23%	3.6%	11.17%	12.33%	(9.4)%

	Quarter Ended		2Q20 vs. 2Q19	Quarter Ended
	June 30,			March 31,	December 31,	September 30,
(in thousands except per share data)	2020	2019	% Change	2020	2019	2019
Balance Sheet Highlights
Assets	$1,822,365	$1,234,157	47.7%	$1,507,847	$1,428,495	$1,311,406
Investment securities available for sale	56,796	39,157	45.0%	59,524	60,828	37,073
Mortgage loans held for sale	116,969	47,744	145.0%	73,955	71,030	68,982
PPP loans, net of fees, included in loans receivable(3)	229,646	—	N/A	—	—	—
Loans receivable (3)	1,441,123	1,056,290	36.4%	1,187,798	1,171,121	1,140,310
Allowance for loan losses	18,680	11,913	56.8%	15,513	13,301	12,808
Deposits	1,608,726	1,037,004	55.1%	1,302,913	1,225,421	1,112,444
Borrowings and repurchase agreements	25,556	38,889	(34.3)%	28,889	32,222	35,556
Other borrowed funds	17,392	15,409	12.9%	15,430	15,423	15,416
Total stockholders' equity	142,108	123,118	15.4%	136,080	133,331	127,829
Tangible common equity(2)	142,108	123,118	15.4%	136,080	133,331	127,829

Common shares outstanding	13,818	13,719	0.7%	13,817	13,895	13,783
Tangible book value per share	$10.28	$8.97	14.6%	$9.85	$9.60	$9.27
______________
(1) Annualized.
(2) Refer to Appendix for reconciliation of non-GAAP measures.
((3)Loans are reflected net of deferred fees and costs.

Operating Results - Three Months Ended June 30, 2020 compared to Three Months Ended June 30, 2019
For the three months ended June 30, 2020, net interest income increased $2.1 million, or 12.7 percent, to $18.6 million from the same period in 2019, primarily due to a $442.3 million, or 38.6 percent, increase in average interest-earning assets. As a result of the declining interest rate environment, which began in the third quarter of 2019, and the rapid increase in PPP loans, net interest margin decreased 107 basis points to 4.72% for the three months ended June 30, 2020 from the same period in 2019. Net interest margin, excluding credit card and PPP loans was 3.96% for the second quarter of 2020 compared to 4.37% for the same period in 2019. For the three months ended June 30, 2020, average interest earning assets increased $442.3 million, or 38.6 percent, to $1.6 billion as compared to the same period in 2019, and the average yield on interest earning assets decreased 153 basis points. Period over period, average interest-bearing liabilities increased $212.8 million, or 27.5 percent, while the average cost decreased 57 basis points to 1.38% from 1.95%.
For the quarter ended June 30, 2020, the COVID-19 related deterioration in the macro-economic environment resulted in an additional provision for loan losses of $3.3 million. Net charge-offs for the second quarter of 2020 were $134 thousand, or 0.04% of average loans on an annualized basis, compared to $111 thousand, or 0.04% of average loans on an annualized basis for the second quarter of 2019.
For the quarter ending June 30, 2020, noninterest income was $13.8 million, an increase of $7.9 million (133.2 percent) from $5.9 million in the prior year quarter. The increase was driven by significant growth in mortgage banking revenues (up $6.4 million) and credit card fees (up $943 thousand).
For the three months ended June 30, 2020, the Bank originated 172 thousand new OpenSky® secured credit card accounts, increasing the total number of open accounts to 401 thousand. This compares to 36 thousand new originations for the same period last year, which increased total open accounts to 211 thousand. As compared to the second quarter of 2019, card loan balances increased to $54.7 million from $40.1 million, while the related deposit account balances increased 79 percent to $131.9 million. The record growth in open accounts was primarily driven by enhanced marketing and economic conditions that led consumers to recognize the value and convenience of the Bank's secured credit card product. OpenSky® launched a relief program in March 2020 for customers affected by COVID-19 that provides for payment deferral and relief without impacting our customers' credit history. As of June 30, 2020, 1,010 customers, or 0.26% of total customers, representing $303 thousand in balances outstanding, were participating in the relief program, a decrease from the peak of 3,164 customers early in the life of the program. Unprecedented economic conditions have resulted in lower levels of interest and late fee income as customers are managing their finances amid government stimulus checks, deferred rents and mortgage payments and changing spending habits.
The Company's efficiency ratio for the three months ended June 30, 2020 decreased to 69.7% compared 72.2% for the three months ended June 30, 2019, primarily resulting from the Company's higher levels of revenue.
Noninterest expense was $22.6 million for the three months ended June 30, 2020, as compared to $16.2 million for the three months ended June 30, 2019 of $6.4 million, or 39.6 percent. The increase was primarily driven by a $3.2 million, or 39.3 percent, increase in salaries and benefits period over period. Included in this metric are commissions paid on mortgage originations, which increased from $682 thousand to $2.8 million primarily due to an increase in the number of mortgage originations. In the three month period ended June 30, 2020, $315.2 million of mortgage loans were originated for sale compared to $134.4 million in the three months ended June 30, 2019. The Company's organic growth was supported by a 5.6 percent increase in employees to 244 at June 30, 2020, up from 231 at June 30, 2019. The increase was due to the addition of 13 new employees in the revenue producing teams of the commercial banking and mortgage banking divisions. In addition, there was an increase of $2.0 million in data processing expenses, given the higher volume of open credit cards and higher loan and deposit balances during the second quarter.
During the quarter ended June 30, 2020, Capital Bank's Results of Operations were impacted by the COVID-19 pandemic and include the deferral of $7.3 million of loan origination fees, net of costs, and the amortization of net fees of $592 thousand. There were no significant COVID-19 related noninterest expenses recorded during the quarter ended June 30, 2020.

Operating Results - Six Months Ended June 30, 2020 compared to Six Months Ended June 30, 2019
For the six months ended June 30, 2020, net interest income increased $5.0 million, or 16.1 percent, to $36.3 million from the same period in 2019 primarily due to a $363 million, or 32.4 percent, increase in average interest-earning assets. As a result of the declining interest rate environment, which began in the third quarter of 2019, and the rapid increase in PPP loans, net interest margin decreased 91 basis points to 4.72% for the six months ended June 30, 2020 from the same period in 2019. Net interest margin, excluding credit cards and PPP loans was 3.96% for the second quarter of 2020 compared to 4.34% for the same period in 2019. For the six months ended June 30, 2020, average interest earning assets increased $363 million, or 32.4 percent, to $1.5 billion as compared to the same period in 2019, and the average yield on interest earning assets decreased 102 basis points. Period over period, average interest-bearing liabilities increased $206.4 million, or 27.2 percent, while the average cost decreased 40 basis points to 1.55% from 1.95%.
For the six months ended June 30, 2020, the COVID-19 related deterioration in the macro-economic environment resulted in an additional provision for loan losses of $5.7 million. Net charge-offs for the six months ended June 30, 2020 were $330 thousand, or 0.05% of average loans, annualized, compared to $192 thousand, or 0.04% of average loans, annualized, for the same period in 2019.
For the six months ended June 30, 2020, noninterest income was $20.4 million, an increase of $10.4 million, or 103.7 percent, from the same period in 2019. The increase was primarily driven by significant growth in mortgage banking revenues which were up $8.0 million and credit card fees which increased $1.5 million.
For the six months ended June 30, 2020, the Bank originated 215 thousand new OpenSky® secured credit card accounts, increasing the total number of open accounts to 401 thousand. This compares to 72 thousand new originations for the same period last year, which increased total open accounts to 211 thousand. As compared to the second quarter of 2019, card balances increased to $54.7 million from, while the related deposit account balances increased 79 percent to $131.9 million. The record growth in open accounts was primarily driven by enhanced marketing and economic conditions that led consumers to recognize the value and convenience of the Bank's secured credit card product.
The Company's efficiency ratio for the six months ended June 30, 2020 decreased to 71.36% compared to 73.96% for the six months ended June 30, 2019, primarily resulting from the Company's higher levels of revenue.
Noninterest expense was $40.5 million for the six months ended June 30, 2020, as compared to $30.5 million for the six months ended June 30, 2019, an increase of $9.9 million, or 32.5 percent. The increase was primarily driven by a $4.9 million, or 32.6 percent, increase in salaries and benefits period over period. Included in this metric are commissions paid on mortgage originations, which increased from $2.8 million to $5.4 million primarily due to an increase in the number of mortgage originations. In the six months ended June 30, 2020, $491.9 million of mortgage loans were originated for sale compared to $208.5 million in the six months ended June 30, 2019. In addition, there was an increase of $2.8 million in data processing expenses, given the higher volume of open credit cards and higher loan and deposit balances during the second quarter.
During the six months ended June 30, 2020, Capital Bank's Results of Operations were impacted by the COVID-19 pandemic and include the deferral of $7.3 million of loan origination fees, net of costs, and the amortization of net fees of $592 thousand. There were no significant COVID-19 related noninterest expenses recorded during the six months ended June 30, 2020.

Financial Condition
Total assets at June 30, 2020 were $1.82 billion, an increase of 47.7 percent as compared to $1.23 billion at June 30, 2019. Loans, excluding mortgage loans held for sale, totaled $1.44 billion as of June 30, 2020, an increase of 36.4 percent as compared to $1.1 billion at June 30, 2019. The increase in loans was primarily due to the $236.3 million increase in PPP loans.
Deposits at June 30, 2020 were $1.61 billion, an increase of 55.1 percent as compared to $1.04 billion at June 30, 2019. Noninterest bearing deposits increased by $285 million. These deposits include fiduciary accounts of title company and property management accounts, as well as PPP loans and the secured card deposits highlighted above. Interest bearing accounts increased by $287.2 million, mainly driven by a 47% increase in other fiduciary accounts.
Due primarily to the deterioration in the macro-economic environment as a result of the impact of COVID-19, the Company recorded a provision for loan losses of $5.7 million during the six months ended June 30, 2020, which increased our allowance for loan losses to $18.7 million, or 1.30% of total loans (1.54%, if excluding PPP loans, on a non-GAAP basis) at June 30, 2020. This level of reserve provides approximately 318 percent coverage of nonperforming loans at June 30, 2020, compared to a reserve of $11.9 million, or 1.13 percent, of total loans, and approximately 174% coverage of nonperforming loans at June 30, 2019. Nonperforming assets were $9.2 million, or 0.50% of total assets, as of June 30, 2020, up from $7.0 million, or 0.57% of total assets, at June 30, 2019. Of the $9.2 million in total nonperforming assets as of June 30, 2020, nonperforming loans represented $5.9 million and OREO totaled $3.3 million. Included in nonperforming loans at June 30, 2020 are troubled debt restructurings of $450 thousand.
Stockholders’ equity increased to $142.1 million as of June 30, 2020, compared to $123.1 million at June 30, 2019. This increase was primarily attributable to earnings and net proceeds from the exercise of stock options. Shares repurchased and retired in 2020 as part of the Company's stock repurchase program totaled 113,634 shares at a weighted average price of $11.38, for a total cost of $1.3 million including commissions. As of June 30, 2020, the Bank's capital ratios continue to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Interest income
Loans, including fees	$21,609	$19,804	$42,683	$37,648
Investment securities available for sale	316	234	656	492
Federal funds sold and other	75	251	405	467
Total interest income	22,000	20,289	43,744	38,607

Interest expense
Deposits	2,954	3,195	6,567	6,438
Borrowed funds	422	563	866	894
Total interest expense	3,376	3,758	7,433	7,332

Net interest income	18,624	16,531	36,311	31,275
Provision for loan losses	3,300	677	5,709	798
Net interest income after provision for loan losses	15,324	15,854	30,602	30,477

Noninterest income
Service charges on deposits	110	138	259	236
Credit card fees	2,913	1,970	4,921	3,462
Mortgage banking revenue	10,119	3,715	14,136	6,091
Gain on sale of investment securities available for sale	—	26	—	26
Loss on OREO	(75)	—	(75)	—
Other fees and charges	758	78	1,163	204
Total noninterest income	13,825	5,927	20,404	10,019

Noninterest expenses
Salaries and employee benefits	11,296	8,111	19,753	14,898
Occupancy and equipment	1,152	1,102	2,330	2,196
Professional fees	894	609	1,664	1,228
Data processing	5,667	3,716	9,784	7,029
Advertising	607	531	1,243	973
Loan processing	740	340	1,187	645
Other real estate expenses, net	8	28	53	50
Other operating	2,266	1,773	4,459	3,521
Total noninterest expenses	22,630	16,210	40,473	30,540
Income before income taxes	6,519	5,571	10,533	9,956
Income tax expense	1,759	1,548	2,839	2,614
Net income	$4,760	$4,023	$7,694	$7,342

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) June 30, 2020	December 31, 2019
Assets
Cash and due from banks	$15,636	$10,530
Interest bearing deposits at other financial institutions	180,379	102,447
Federal funds sold	3,698	1,847
Total cash and cash equivalents	199,713	114,824
Investment securities available for sale	56,796	60,828
Restricted investments	4,085	3,966
Loans held for sale	116,969	71,030
Loans receivable, net of allowance for loan losses of $18,680 and $13,301 at June 30, 2020 and December 31, 2019, respectively	1,422,443	1,157,820
Premises and equipment, net	5,544	6,092
Accrued interest receivable	6,865	4,770
Deferred income taxes	3,599	4,263
Other real estate owned	3,326	2,384
Other assets	3,025	2,518
Total assets	$1,822,365	$1,428,495

Liabilities
Deposits
Noninterest bearing	$563,995	$291,777
Interest bearing	1,044,731	933,644
Total deposits	1,608,726	1,225,421
Federal Home Loan Bank advances	25,556	32,222
Other borrowed funds	17,392	15,423
Accrued interest payable	1,284	1,801
Other liabilities	27,299	20,297
Total liabilities	1,680,257	1,295,164

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $.01 par value; 49,000,000 shares authorized; 13,818,223 and 13,894,842 issued and outstanding at June 30, 2020 and December 31, 2019, respectively	138	139
Additional paid-in capital	51,052	51,561
Retained earnings	89,151	81,618
Accumulated other comprehensive income	1,767	13
Total stockholders' equity	142,108	133,331
Total liabilities and stockholders' equity	$1,822,365	$1,428,495

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended June 30,
	2020			2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$79,854	$19	0.09%	$38,573	$198	2.06%
Federal funds sold	1,889	—	0.05	2,111	12	2.20
Investment securities available for sale	58,860	316	2.16	42,031	234	2.23
Restricted stock	4,152	56	5.46	4,428	41	3.75
Loans held for sale	78,254	687	3.53	34,635	681	7.88
Loans(2) (3)	1,365,371	20,922	6.16	1,024,306	19,123	7.49
Total interest earning assets	1,588,380	22,000	5.57	1,146,084	20,289	7.10
Noninterest earning assets	24,459			17,233
Total assets	$1,612,839			$1,163,317

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$182,095	171	0.38	$96,702	89	0.37
Savings	4,522	1	0.05	3,577	3	0.35
Money market accounts	472,802	1,280	1.09	333,248	1,434	1.73
Time deposits	282,695	1,503	2.14	277,402	1,669	2.41
Borrowed funds	44,672	421	3.79	63,083	563	3.58
Total interest bearing liabilities	986,786	3,376	1.38	774,012	3,758	1.95
Noninterest bearing liabilities:
Noninterest bearing liabilities	21,647			15,963
Noninterest bearing deposits	464,702			251,408
Stockholders’ equity	139,704			121,934
Total liabilities and stockholders’ equity	$1,612,839			$1,163,317

Net interest spread(4)			4.19%			5.15%
Net interest income		$18,624			$16,531
Net interest margin(5)			4.72%			5.79%
Net interest margin, excluding credit card and PPP loans (6)			3.96%			4.37%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

(6)	Refer to Appendix for reconciliation of non-GAAP measures

	Six Months Ended June 30,
	2020			2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$88,238	$278	0.63%	$34,879	$374	2.16%
Federal funds sold	1,479	4	0.51	1,869	1	0.06
Investment securities available for sale	59,628	656	2.21	44,259	492	2.24
Restricted stock	4,035	123	6.15	3,588	92	5.17
Loans held for sale	60,180	1,053	3.52	24,519	1,032	8.49
Loans(2) (3)	1,270,230	41,630	6.59	1,011,971	36,616	7.30
Total interest earning assets	1,483,790	43,744	5.93	1,121,085	38,607	6.94
Noninterest earning assets	21,279			14,712
Total assets	$1,505,069			$1,135,797

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$162,985	$398	0.49	$87,416	$167	0.38
Savings	4,463	4	0.17	3,460	6	0.35
Money market accounts	459,865	2,967	1.30	325,173	2,748	1.70
Time deposits	293,374	3,198	2.19	298,805	3,517	2.37
Borrowed funds	45,214	866	3.85	44,603	894	4.04
Total interest bearing liabilities	965,901	7,433	1.55	759,457	7,332	1.95
Noninterest bearing liabilities:
Noninterest bearing liabilities	20,744			13,856
Noninterest bearing deposits	379,881			242,443
Stockholders’ equity	138,543			120,041
Total liabilities and stockholders’ equity	$1,505,069			$1,135,797

Net interest spread(4)			4.38%			4.99%
Net interest income		$36,311			$31,275
Net interest margin(5)			4.92%			5.63%
Net interest margin, excluding credit card and PPP loans (6)			3.96%			4.34%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

(6)	Refer to Appendix for reconciliation of non-GAAP measures.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Earnings:
Net income	$4,761	$2,934	$5,073	$4,480	$4,023
Earnings per common share, diluted	$0.34	$0.21	$0.36	$0.32	$0.29
Net interest margin	4.72%	5.16%	5.33%	5.83%	5.79%
Net interest margin, excluding credit cards & PPP loans (1)	3.96%	3.96%	4.02%	4.37%	4.37%
Return on average assets(2)	1.19%	0.84%	1.48%	1.42%	1.39%
Return on average assets excluding impact of PPP loans (1)(2)	1.04%	0.84%	1.48%	1.42%	1.39%
Return on average equity(2)	13.70%	8.59%	15.32%	14.04%	13.23%
Efficiency ratio	69.74%	73.53%	70.10%	71.75%	72.18%
Balance Sheet:
Loans(3)	$1,441,123	$1,187,798	$1,171,121	$1,140,310	$1,056,290
Deposits	$1,608,726	$1,302,913	$1,225,421	$1,112,444	$1,037,004
Total assets	$1,822,365	$1,507,847	$1,428,495	$1,311,406	$1,234,157
Asset Quality Ratios:
Nonperforming assets to total assets	0.50%	0.61%	0.50%	0.51%	0.57%
Nonperforming assets to total assets, excluding PPP loans (1)	0.58%	0.61%	0.50%	0.51%	0.57%
Nonperforming loans to total loans	0.41%	0.49%	0.40%	0.57%	0.65%
Nonperforming loans to total loans, excluding PPP loans (1)	0.48%	0.49%	0.40%	0.57%	0.65%
Net charge-offs to average loans (YTD annualized)	0.05%	0.07%	0.10%	0.04%	0.04%
Net charge-offs to average loans (YTD annualized), excluding PPP loans (1)	0.06%	0.07%	0.10%	0.04%	0.04%
Allowance for loan losses to total loans	1.30%	1.31%	1.14%	1.12%	1.13%
Allowance for loan losses to total loans, excluding PPP loans (1)	1.54%	1.31%	1.14%	1.12%	1.13%
Allowance for loan losses to non-performing loans	318.25%	268.13%	281.80%	195.76%	174.05%
Bank Capital Ratios:
Total risk based capital ratio	12.35%	12.18%	11.98%	11.44%	11.90%
Tier 1 risk based capital ratio	11.10%	10.93%	10.73%	10.19%	10.65%
Leverage ratio	8.65%	8.61%	8.65%	8.60%	8.91%
Common equity Tier 1 capital ratio	11.10%	10.93%	10.73%	10.19%	10.65%
Tangible common equity	6.91%	8.03%	8.21%	8.21%	8.40%
Holding Company Capital Ratios:
Total risk based capital ratio	15.02%	13.63%	13.56%	13.47%	14.01%
Tier 1 risk based capital ratio	12.58%	12.38%	12.31%	12.21%	12.76%
Leverage ratio	9.87%	9.83%	9.96%	10.37%	10.76%
Common equity Tier 1 capital ratio	12.39%	12.19%	12.12%	12.02%	12.55%
Tangible common equity	7.80%	11.08%	10.71%	10.26%	10.02%
Composition of Loans:
Residential real estate	$437,429	$430,870	$427,926	$443,961	$426,887
Commercial real estate	$364,071	$360,601	$348,091	$339,448	$297,890
Construction real estate	$212,957	$204,047	$198,702	$182,224	$169,225
Commercial and industrial - Other	$142,673	$151,551	$151,109	$132,935	$124,436
Commercial and industrial - PPP Loans	$236,324	$—	$—	$—	$—
Credit card	$54,732	$41,881	$46,412	$44,058	$40,141
Other	$947	$1,103	$1,285	$1,148	$1,015
Composition of Deposits:
Noninterest bearing	$563,995	$363,423	$291,777	$293,378	$279,484
Interest bearing demand	$268,150	$175,924	$174,166	$186,422	$129,199
Savings	$5,087	$4,290	$3,675	$3,994	$3,572
Money Markets	$507,432	$473,958	$429,078	$313,131	$347,701
Time Deposits	$264,062	$285,318	$326,725	$315,519	$277,048

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$315,165	$180,421	$185,739	$197,754	$134,409
Mortgage loans sold	$272,151	$177,496	$183,691	$171,880	$105,418
Gain on sale of loans	$8,088	$4,580	$4,587	$5,088	$3,698
Purchase volume as a % of originations	31.16%	32.79%	28.95%	44.02%	79.07%
Gain on sale as a % of loans sold(4)	2.97%	2.52%	2.44%	2.88%	3.39%
OpenSky Credit Card Portfolio Metrics:
Active customer accounts	400,530	244,024	223,379	221,913	211,408
Credit card loans	$54,732	$41,881	$46,412	$44,058	$40,141
Noninterest secured credit card deposits	$131,854	$84,689	$78,223	$77,689	$73,666
_______________

(1)	Refer to Appendix for reconciliation of non-GAAP measures

(2)	Annualized.

(3)	Loans are reflected net of deferred fees and costs.

(4)	Gain on sale percentage is calculated as gain on sale of loans divided by the sum of gain on sale of loans and proceeds from loans held for sale, net of gains.

Appendix

Reconciliation of Non-GAAP Measures

Return on Average Tangible Common Equity

Dollars in Thousands	Year Ended December 31,			Quarter Ended	Year to Date
	2017	2018	2019	June 30, 2020	June 30, 2020

Net Income	$7,109	$12,767	$16,895	$4,761	$7,695
Less: Bargain Purchase Gain, net of taxes	—	—	—	—	—
Add: Intangible Asset Amortization, net of taxes	—	—	—	—	—
Net Income Excluding Intangible Amortization and Bargain Purchase Gain, net, as Adjusted	$7,109	$12,767	$16,895	$4,761	$7,695
Average Total Equity	76,543	91,590	123,657	139,704	138,543
Less: Average Preferred Equity	—	—	—	—	—
Less: Average Intangible Assets	—	—	—	—	—
Average Tangible Common Equity	$76,543	$91,590	$123,657	$139,704	$138,543
Return on Average Tangible Common Equity	9.29%	13.94%	13.66%	13.71%	11.17%

Return on Average Tangible Common Equity, as Adjusted

Dollars in Thousands	Year Ended December 31,			Quarter Ended	Year to Date
	2017	2018	2019	June 30, 2020	June 30, 2020

Net Income	$7,109	$12,767	$16,895	$4,761	$7,695
Less: Bargain purchase gain, net of taxes	—	—	—	—	—
Add: Non-recurring foregone interest and fees	2,370	—	—	—	—
Add Non-recurring data processing expenses	$2,275	$—	$—	$—	$—
Add: Non-recurring deferred tax revaluation	1,386	—	—	—	—
Less: Tax impact of conversion related items	(1,847)	—	—	—	—
Net Income, as Adjusted	11,293	12,767	16,895	4,761	7,695
Add: Intangible asset amortization, net of taxes	$—	$—	$—	$—	$—
Net Income Excluding Intangible Amortization and Bargain Purchase Gain, net, as Adjusted	11,293	12,767	16,895	4,761	7,695
Average Total equity	76,543	91,590	123,657	139,704	138,543
Less: Average preferred equity	—	—	—	—	—
Less: Average intangible assets	—	—	—	—	—
Average Tangible Common Equity	$76,543	$91,590	$123,657	$139,704	$138,543
Return on Average Tangible Common Equity, as Adjusted	14.75%	13.94%	13.66%	13.71%	11.17%

Return on Average Assets, as Adjusted

Dollars in Thousands	Year Ended December 31,			Quarter Ended	Year to Date
	2017	2018	2019	June 30, 2020	June 30, 2020

Net Income	$7,109	$12,767	$16,895	$4,761	$7,695
Less: Bargain purchase gain, net of taxes	—	—	—	—	—
Add: Non-recurring foregone interest and fees	2,370	—	—	—	—
Add Non-recurring data processing expenses	2,275	—	—	—	—
Add: Non-recurring deferred tax revaluation	1,386	—	—	—	—
Less: Tax impact of conversion related items	(1,847)	—	—	—	—
Less: PPP loan income	—	—	—	(1,011)	(1,011)
Net Income, as Adjusted	$11,293	$12,767	$16,895	$3,750	$6,684
Average Total Assets	$964,946	$1,045,732	$1,219,909	$1,612,839	$1,505,069
Less: Average PPP loans	—	—	—	(168,490)	(84,245)
Average Total Assets, as Adjusted	$964,946	$1,045,732	$1,219,909	$1,444,349	$1,420,824
Return on Average Assets, as Adjusted	1.17%	1.22%	1.38%	1.04%	0.95%

Appendix

Reconciliation of Non-GAAP Measures

Net Interest Margin, as Adjusted

Dollars in Thousands	Year Ended December 31,			Quarter Ended	Year to Date
	2017	2018	2019	June 30, 2020	June 30, 2020

Net Interest Income	$48,911	$57,888	$67,509	$18,624	$36,311
Add: Non-recurring foregone interest and fees	2,370	—	—		—
Less Secured credit card loan income	—	—	—	(4,066)	(8,593)
Less PPP loan income	—	—	—	(1,011)	(1,011)
Net Interest Income, as Adjusted	$51,281	$57,888	$67,509	$13,547	$26,707
Average Interest Earning Assets	955,479	1,035,731	1,204,863	1,588,380	1,483,790
Less Average secured credit card loans	—	—	—	(42,538)	(42,546)
Less Average PPP loans	—	—	—	(168,490)	(84,245)
Total Average Interest Earning Assets	$955,479	$1,035,731	$1,204,863	$1,377,352	$1,356,999
Net Interest Margin, as Adjusted	5.37%	5.59%	5.60%	3.96%	3.96%

Adjusted Revenue and Noninterest Income to Adjusted Revenue

Dollars in Thousands	Year Ended December 31,			Quarter Ended	Year to Date
	2017	2018	2019	June 30, 2020	June 30, 2020

Noninterest Income	$15,149	$16,124	$24,518	$13,825	$20,404
Net Interest Income	48,911	57,888	67,509	18,624	36,311
Add: Noninterest income	15,149	16,124	24,518	13,825	20,404
Add: Non-recurring foregone interest and fees	2,370	—	—	—	—
Adjusted Revenue	$66,430	$74,012	$92,027	$32,449	$56,715
Noninterest Income to Adjusted Revenue	22.80%	21.70%	26.64%	42.60%	35.98%

Appendix

Reconciliation of Non-GAAP Measures

Efficiency Ratio, as Adjusted

Dollars in Thousands	Year Ended December 31,			Quarter Ended	Year to Date
	2017	2018	2019	June 30, 2020	June 30, 2020

Noninterest Expense	$47,306	$54,123	$66,525	$22,630	$40,472
Less: Non-recurring data processing expenses	(2,275)	—	—	—	—
Adjusted Noninterest Expense	45,031	54,123	66,525	22,630	40,472
Net Interest Income	48,911	57,888	67,509	18,624	36,311
Add: Noninterest income	15,149	16,124	24,518	13,825	20,404
Add: Non-recurring foregone interest and fees	2,370	—	—	—	—
Adjusted Revenue	$66,430	$74,012	$92,027	$32,449	$56,715
Efficiency Ratio, as Adjusted	67.79%	73.13%	72.29%	69.74%	71.36%

Diluted Earnings per Share, as Adjusted

Dollars in Thousands	Year Ended December 31,			Quarter Ended	Year to Date
	2017	2018	2019	June 30, 2020	June 30, 2020

Net Income	$7,109	$12,767	$16,895	$4,761	$7,695
Less: Bargain purchase gain, net of taxes	—	—	—	—	—
Add: Non-recurring foregone interest and fees	2370	—	—	—	—
Add Non-recurring data processing expenses	2275	—	—	—	—
Add: Non-recurring deferred tax revaluation	1386	—	—	—	—
Less: Tax impact of conversion related items	(1,847)	—	—	—	—
Net Income, as Adjusted	11,293	12,767	16,895	4,761	7,695
Add: Convertible debt interest expense	—	—	—	—	—
Net Income, as Adjusted for Diluted EPS	$11,293	$12,767	$16,895	$4,761	$7,695
Diluted Weighted Average Shares Outstanding	11,428,000	12,462,138	13,968,585	13,817,349	13,877,326
Diluted Earnings per Share, as Adjusted	$0.99	$1.02	$1.21	$0.34	$0.55

Tangible Book Value per Share

Dollars in Thousands	Year Ended December 31,
	2017	2018	2019	June 30, 2020

Total Stockholders' Equity	$80,119	$114,563	$133,331	$142,108
Less: Preferred equity	—	—	—	—
Less: Intangible assets	—	—	—	—
Tangible Common Equity	$80,119	$114,563	$133,331	$142,108
Period End Shares Outstanding	11,537,196	13,672,479	13,894,842	13,818,223
Tangible Book Value per Share	$6.94	$8.38	$9.60	$10.28

Appendix

Reconciliation of Non-GAAP Measures

Allowance for Loan Losses to Total Loans, Excluding PPP Loans
Dollars in Thousands	Year Ended December 31,			Quarter Ended
	2017	2018	2019	June 30, 2020

Allowance for Loan Losses	$10,033	$11,308	$13,301	$18,680
Total Loans	887,420	1,000,268	1,171,121	1,441,123
Less: PPP loans	—	—	—	(229,646)
Total Loans, Excluding PPP Loans	$887,420	$1,000,268	$1,171,121	$1,211,477
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.13%	1.13%	1.14%	1.54%

Nonperforming Assets to Total Assets, Excluding PPP Loans
Dollars in Thousands	Year Ended December 31,			Quarter Ended
	2017	2018	2019	June 30, 2020

Total Nonperforming Assets	$5,500	$4,821	$7,104	$9,195
Total Assets	1,026,009	1,105,058	1,428,495	1,822,365
Less: PPP loans	—	—	—	(229,646)
Total Assets, Excluding PPP Loans	$1,026,009	$1,105,058	$1,428,495	$1,592,719
Nonperforming Assets to Total Assets, Excluding PPP Loans	0.54%	0.44%	0.50%	0.58%

Nonperforming Loans to Total Loans, Excluding PPP Loans
Dollars in Thousands	Year Ended December 31,			Quarter Ended
	2017	2018	2019	June 30, 2020

Total Nonperforming Loans	$5,407	$4,679	$4,720	$5,869
Total Loans	887,420	1,000,268	1,171,121	1,441,123
Less: PPP loans	—	—	—	(229,646)
Total Loans, Excluding PPP Loans	$887,420	$1,000,268	$1,171,121	$1,211,477
Nonperforming Loans to Total Loans, Excluding PPP Loans	0.61%	0.47%	0.40%	0.48%

Net Charge-offs to Average Loans, Excluding PPP Loans
Dollars in Thousands	Year Ended December 31,			Year to Date
	2017	2018	2019	June 30, 2020

Total Net Charge-offs	$1,219	$865	$798	$330
Total Average Loans	831,293	921,823	1,064,421	1,270,230
Less: Average PPP loans	—	—	—	(84,245)
Total Average Loans, Excluding PPP Loans	$831,293	$921,823	$1,064,421	$1,185,985
Net Charge-offs (YTD annualized) to Average Loans Excluding PPP Loans	0.15%	0.09%	0.08%	0.06%

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the seventh largest bank headquartered in Maryland at March 31, 2020. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.8 billion at June 30, 2020 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen as planned, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and Federal Deposit Insurance Corporation premiums may increase if the agency experience additional resolution costs.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com